Exhibit 10.1

GUARANTY

This GUARANTY is made and given the 1st day of August, 2014, by NuDevco Partners Holdings, LLC (“GUARANTOR”) in favor of Marlin Midstream Partners, LP having its principal offices at 2105 CityWest Blvd., Suite 100, Houston, TX 77042, and its subsidiaries and affiliates (collectively, “BENEFICIARY”).

GUARANTOR enters into this Guaranty in consideration of BENEFICIARY having entered into or entering into contracts for the gathering and processing of gas, transloading of crude oil and the sale, transportation, purchase or exchange of natural gas, crude oil or financial derivatives and any other existing or future agreements (hereinafter referred to as “Covered Transactions”) with the GUARANTOR’s direct or indirectly wholly-owned and controlled subsidiary, Associated Energy Services, LP, a Texas limited partnership (referred to hereafter as “COUNTERPARTY”). GUARANTOR acknowledges the benefit to it of the Covered Transactions between BENEFICIARY and COUNTERPARTY.

1.
Guaranty. GUARANTOR hereby irrevocably and unconditionally guarantees to BENEFICIARY, on the terms and conditions set forth herein, the prompt payment when due (subject to written demand by BENEFICIARY upon GUARANTOR) of all liabilities and obligations that now are or may hereafter become due and payable from COUNTERPARTY to BENEFICIARY with respect to any Covered Transactions entered into prior to the termination of this Guaranty (the “GUARANTEED OBLIGATIONS”). In addition, GUARANTOR shall reimburse BENEFICIARY for all sums paid to BENEFICIARY by COUNTERPARTY with respect to such Covered Transaction which BENEFICIARY is subsequently required to return to COUNTERPARTY or a representative of COUNTERPARTY’s creditors as a result of COUNTERPARTY’s bankruptcy, insolvency or any similar proceeding. This Guaranty is a Guaranty of payment and not of collection. BENEFICIARY shall not be required to proceed first against COUNTERPARTY or any other person, firm, or corporation before resorting to GUARANTOR for payment under this Guaranty. All payments hereunder shall be made without reduction, whether by offset, payment in escrow, or otherwise, except to the extent of any defenses to payment or performance which COUNTERPARTY may have under the Covered Transactions (other than defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of COUNTERPARTY).

2.
Maximum Liability. Notwithstanding anything to the contrary in this Guaranty, GUARANTOR’s maximum aggregate obligation hereunder shall not exceed Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00). GUARANTOR shall in no event be liable to BENEFICIARY for consequential or indirect damages.

3.
Term. This Guaranty shall remain in full force and effect until thirty (30) days following GUARANTOR’s notice, in writing, to BENEFICIARY of GUARANTOR’s termination of this Guaranty; provided, however, that the termination of this Guaranty on such date shall not affect GUARANTOR’s obligations hereunder with respect to Covered Transactions entered into prior to such termination date.

4.	Payment; Waiver of Defenses. GUARANTOR’s payments hereunder shall be made to BENEFICIARY at its address set forth in Section 5, promptly after receiving written demand for payment from BENEFICIARY.

GUARANTOR hereby waives:

(a)Notice of acceptance of this Guaranty by BENEFICIARY;

(b)	Notice that BENEFICIARY has entered into a Covered Transaction with COUNTERPARTY;

(c)	Notice of the modification or amendment of any Covered Transaction between COUNTERPARTY and BENEFICIARY; and

(d)	Notice of presentment, demand for payment, default, dishonor, protest or notice of protest.

5.
Notices. All notices, demands on GUARANTOR for payment under this Guaranty and other communications hereunder shall be in writing and delivered by certified U.S. mail, return receipt requested, or overnight courier to the following address:

If GUARANTOR:    NuDevco Partners Holdings, LLC
2105 CityWest Blvd., Suite 100
Houston, TX 77042
Attention: Credit Manager

If BENEFICIARY:    Marlin Midstream Partners, LP
2105 CityWest Blvd., Suite 100
Houston, TX 77042
Attention: Chief Financial Officer

All notices, demands for payment and other communications shall be effective upon delivery or, if delivery is rejected or refused, upon attempted delivery. A party may change the address to which notices, demands for payment or communications are to be sent upon written notice to the other party.

6.
Subrogation. The GUARANTOR shall be subrogated to all rights of the BENEFICIARY against COUNTERPARTY in respect of any amounts paid by the GUARANTOR pursuant to this Guaranty, provided that the GUARANTOR waives any rights it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise (including, without limitation, any statutory rights of subrogation under Section 509 of the Bankruptcy Code, or otherwise), reimbursement, exoneration, contribution, indemnification, or any right to participate in any claim or remedy of the BENEFICIARY against COUNTERPARTY or any collateral which the BENEFICIARY now has or acquires, until all of the Guaranteed Obligations shall have been irrevocably and indefeasibly paid to the BENEFICIARY in full. If (a) the GUARANTOR shall make payment to the BENEFICIARY of all or any part of the Guaranteed Obligations and (b) all the Guaranteed Obligations shall have been indefeasibly paid in full, the BENEFICIARY shall, at the GUARANTOR’s request, execute and deliver to the GUARANTOR appropriate documents necessary to evidence the transfer by subrogation to the GUARANTOR of any interest in the Guaranteed Obligations resulting from such payment by the GUARANTOR.

7.
Waiver and Amendment. This Guaranty and each of its provisions may be waived, modified, varied, released or surrendered, in whole or in part, only by a written instrument signed by BENEFICIARY and GUARANTOR. GUARANTOR agrees that BENEFICIARY may, from time to time, extend the time of payment of the whole, or any part, of the indebtedness of COUNTERPARTY and may receive and accept notes, bills, checks, trade acceptances, and other instruments for the payment of money, made, accepted or delivered by COUNTERPARTY and any other person or persons, as well as extensions or renewals thereof without in any way releasing, or discharging GUARANTOR from its obligations hereunder. No failure or delay by BENEFICIARY in exercising its rights or remedies under this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise by BENEFICIARY of any right or remedy hereunder preclude any other or future exercise of any right or remedy hereunder.

8.
Assignment. Neither the GUARANTOR nor BENEFICIARY shall assign their respective rights or obligations under this Guaranty to any other person without the express written consent of the other party; provided, however, that, upon written notice to the GUARANTOR, BENEFICIARY may wholly assign this Guaranty to any party to whom all Covered Transactions are properly assigned. This Guaranty shall be binding upon and inure to the benefit of each party hereto and their respective successors and permitted assigns.

9.
Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of Texas without regard to the conflict of laws principles of any jurisdiction. GUARANTOR agrees to the exclusive jurisdiction of the courts located in any state court in Harris County, Texas or federal court in the Southern District of Texas, Houston Division, which shall have exclusive venue over any disputes arising under or relating to this Guaranty.

10.
Representations. GUARANTOR represents and warrants that (i) the execution, delivery and performance of this Guaranty has been authorized by all necessary corporate action and does not contravene any provision of its constituent documents, and (ii) this Guaranty constitutes the legal, valid and binding obligation of GUARANTOR and is enforceable against GUARANTOR in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights and to equitable principles of general applicability.

11.	Captions. The headings and captions in this Guaranty are for convenience only and shall not affect the interpretation or construction of this Guaranty.

12.
Prior Agreements Superseded. This Guaranty supersedes and replaces all previous guaranties issued by Spark Energy Ventures, LLC to Beneficiary and its subsidiaries and affiliates with respect to the Covered Transactions, including without limitation that certain Guaranty dated January 13, 2014, issued by GUARANTOR’S subsidiary, Spark Energy Ventures, LLC, which is hereby cancelled as of the effective date of this Guaranty.

IN WITNESS WHEREOF, GUARANTOR has duly executed this Guaranty this 1st day of August, 2014.

NuDevco Partners Holdings, LLC

SIGNED: /s/ W. Keith Maxwell III

NAME: W. Keith Maxwell III

TITLE: Chief Executive Officer